ELASTIC LINE OF CREDIT SURPASSES $200 MILLION IN OUTSTANDING LOANS
— More than $680 million funded and 155,000 customers served since 2013 validates need for expanded access to credit in the U.S.

FORT WORTH, TX - May 31, 2017 - Elevate Credit, Inc. (“Elevate”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced the Elastic product has surpassed $200 million in total principal outstandings, with more than 120,000 open accounts.

Elastic, a bank-issued line of credit offered by Republic Bank & Trust Company (“Republic Bank”), has loaned over $680 million dollars to more than 155,000 customers, since its launch in 2013. The $200 million in total principal outstandings includes the 10% of outstandings Republic Bank retains. Elastic passed the $100 million in outstandings mark in May 2016.

“Since inception, Elastic’s rapid growth has reinforced the need for better, more responsible credit options for non-prime Americans. Studies show 64 percent of non-prime Americans are unable to borrow $500 from family and friends for an urgent, unexpected expense. By meeting the needs of an ever-growing base of underserved consumers, we have been able to commit more resources to the betterment of our products and provide an improved experience to the customer,” said Jason Harvison, COO of Elevate.

With an Elastic line of credit, customers have zero costs until they draw on their funds, only borrow what they need, and can pay it back over an extended period of time. With required principal payments during their pay-down period, Elastic gives customers a smarter way to stretch their paycheck at a reduced cost compared to some other financial alternatives.

“With so many Americans lacking emergency funds, Elastic is a safety net for our customers, and its flexibility is one of the key product features that has kept our customers happy when they need additional credit to deal with life’s emergencies. Customer satisfaction scores, where customers report that they are either satisfied or very satisfied, are consistently over 90 percent, and this is something that we take pride in,” continued Harvison. “We believe our commitment to responsibly meeting the needs of these customers is a big reason behind Elastic’s success.”

About Elevate
Elevate (NYSE: ELVT) has originated $4 billion in non-prime credit to more than 1.6 million consumers to date. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic and Sunny. For more information, please visit http://www.elevate.com.

About Republic Bank & Trust Company
Republic Bank & Trust Company, member FDIC, is the issuing bank for the Elastic line of credit. Founded in 1982 and headquartered in Louisville, Kentucky, Republic Bank & Trust Company has grown into the largest Kentucky-based bank with over $3 billion in assets. With nearly 40 banking centers, Republic Bank & Trust Company has been consistently rated as one of the best community banks in the country. For information about Republic Bank & Trust Company, please visit www.republicbank.com.

Investor Relations:
Solebury Communications
Sloan Bohlen, 817-928-1646
investors@elevate.com

or

Media Inquiries:
Vested
Ishviene Arora, 917-765-8720
elevate@fullyvested.com

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